UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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On May 25, 2016, New York REIT, Inc. (the “Company”) held an investor conference call regarding proposed transactions (the “Combination Transactions”) involving the Company and affiliated entities of the JBG Companies® (“JBG”).  A transcript of the conference call is set forth below.  An archived version of the conference call webcast is available on the Investor Relations section of the Company’s website, www.nyrt.com.

Forward-Looking Statements

The statements in this document that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to, the factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016, the Company’s latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016 and in Exhibit 99.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information about the Proposed Transaction and Where to Find It

The issuance of common stock and OP units pursuant to the Combination Transactions will be submitted to the stockholders of the Company for their approval. In connection with the Combination Transactions, the Company expects to file with the SEC relevant materials, including a definitive proxy statement which will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. THE COMPANY’S STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain free copies of the proxy statement and other relevant documents filed by the Company with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at www.nyrt.com.

Participants in Solicitation Relating to the Proposed Transaction

The Company, JBG and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Combination Transactions. Information regarding the Company’s directors and executive officers can be found in the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016. Information regarding JBG’s executive officers can be found in Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC in connection with the Combination Transactions when they become available. These documents are available free of charge on the SEC’s website and from the Company’s using the sources indicated above.

Randolph Read:

Welcome to the New York REIT strategic process and transaction announcement call. I’m Randolph Read, the Chairman of the Board of New York REIT. I have with me today Michael Happel, Chief Executive Officer of New York REIT and from The JBG Companies of Washington, DC, Managing Partners Matt Kelly, David Paul, and James Iker.

Today we announced that New York REIT has entered into a definitive master agreement to combine with The JBG Companies by acquiring substantially all of the properties and the management businesses of JBG and their private equity funds. Upon the closing, the combined, internally managed, company, which will be renamed JBG Realty Trust, will form an estimated $8.4 billion enterprise value REIT with a premier property portfolio in New York City and the Washington, DC area. Upon closing, the existing New York REIT advisory agreement will terminate and the JBG team, headed by Matt Kelly, will internally manage the combined company. The combination is subject to certain conditions including New York REIT stockholder approval of issuing the new shares. JBG has already received all of its required Advisory Committee approvals. Under the agreement, JBG would receive shares in New York REIT or subsidiary units, where their stockholders would own approximately 65.2% of the combined company and the New York REIT existing stockholders would own approximately 34.8%. I’m going to ask Mike Happel to discuss more details of the transaction in a moment.

As many of you know, on October 1, 2015, New York REIT announced that its board was initiating a strategic review process designed to identify the option that the board believed could best maximize value for the New York REIT stockholders over the long-term. To assist in the process, New York REIT engaged the Eastdil Secured division of Wells Fargo Securities, a leading real estate investment banking group, as strategic advisor to help identify and consider potential strategic transactions at the asset or entity level.

The board of New York REIT, in conjunction with Eastdil, conducted a robust process that generated over 100 corporate and property-level executed NDAs. The various alternatives evaluated included:

• an outright sale for cash or stock including a merger of the company

• a sale of individual assets

• a sale of all or substantially all of New York REIT’s assets through a plan of liquidation

• internalizing management and continuing operations

• bringing in new investors for minority or majority positions and potentially acquiring additional assets

After concluding that strategic review, we are extremely pleased to be able to announce this combination transaction with The JBG Companies, which we think is nothing short of transformative for New York REIT. This combination creates a substantial REIT in New York City and the Washington DC area. We believe that the expertise of the JBG management team is recognized throughout the industry and that this combination will provide the New York REIT stockholders with a unique opportunity to participate in the value creation potential that this combination will bring.

I’d now like to ask Michael Happel, to present some details of the transaction rationale and provide an overview of the transaction itself. Mike …

Michael Happel:

Thank you, Randy.

After reviewing various alternatives, the NYRT board of directors has determined the combination with JBG is in the best interests of the company and is the best alternative to maximize value to our stockholders over the long term.

I am very proud of what we have built at NYRT. However, as a stand-alone publicly traded company we do face some challenges that are well known to the market. NYRT is still relatively small compared to its publicly traded peers that are focused on the New York City market, it is externally managed, it has modest internal growth opportunities given that its portfolio is approximately 95% leased with long-term leases, and it does not currently have a competitive cost of capital. We believe the proposed transaction with JBG creates a path to address these challenges.

First, this transaction creates a combined company with an enterprise value over $8 billion based on our current common stock price which should make it meaningful to public market investors, enhance liquidity in the stock, and give the company certain economies of scale.

Second, the existing external management agreement will be terminated and the company will become a self-managed REIT with the JBG management team owning over 15% of the stock on a fully diluted basis themselves.  When added to the 10% ownership of their largest investor, the Yale University Endowment, which will have a designee on the combined company board, that makes at least 25% of the stock owned by management and representatives of the company’s proposed board of directors.

Third, this company will have a powerful internal growth opportunity driven by JBG’s development pipeline and the new management team believes this internal growth can be funded without going back to the public equity markets.

Fourth, with JBG’s long track record of accessing institutional capital, we believe this company should be able to drive down its cost of capital by accessing both the private institutional capital markets and the public capital markets when it is optimal to do so.

Fifth, the footprint of the company will now include two of the largest markets in the country — New York City and Washington, DC.

And last, the portfolio will provide an attractive mix of well-occupied stabilized assets and higher growth development assets.

Now, let me give you an overview of the transaction itself which is described on pages 3 and 4 of the investor power point.

JBG will contribute its business to NYRT in exchange for approximately 319.9 million newly issued shares or operating partnership units of NYRT. The result will be that NYRT shareholders will own approximately 34.8% of the combined company and JBG stakeholders will own the remaining 65.2%. Importantly, the current JBG team will own approximately 15% of the combined company which creates real alignment of interest with shareholders.

Note, that some of the existing JBG investors will receive OP units which are effectively locked up for a year and some will receive common stock which is effectively locked up for 60 days at which point a resale registration statement covering those shares is expected to be available.

NYRT will be renamed JBG Realty Trust, Inc. and will trade on the New York Stock Exchange under the ticker “JBG” and the company headquarters will be in Chevy Chase, Maryland.

The new Board of directors will consist of nine members, including six independent directors and three insiders. The insiders will include Matt Kelly who will be the CEO of the combined company. The other two inside directors, will be Mike Glosserman and Rob Stewart. Both are Managing Partners of the existing JBG team and they will serve as Co-Chairmen of the Board. Personally, I am excited about this transaction and have agreed to assist the company during a transition period.

As mentioned, this combined company will be significant. It will have a pro forma estimated enterprise value of $8.4 billion. It will have an expected equity market capitalization of $4.8  billion based the number of shares outstanding and the NYRT closing share price. It will have estimated net debt approximately $3.6 billion which represents a 43% debt to enterprise value leverage ratio based on these pro forma metrics.

Upon closing, the existing New York REIT advisory agreement will terminate and the combined company will be internally managed, further strengthening alignment with shareholders.

The company expects to have an internally funded business plan that does not require it to raise equity in the public markets. Through asset sales, joint ventures, and internal growth it expects to reach a targeted steady-state Net Debt to EBITDA ratio in the range of 7.0 to 8.0x.

The company expects to establish a sustainable dividend of approximately $0.15 - $0.20 per share, allowing for the reinvestment of capital to fund high growth opportunities within the portfolio, and to reduce leverage. Note, I believe the NYRT board would have considered reducing our dividend to a more sustainable level if NYRT moved forward as a standalone company and did not pursue a JBG transaction.

The transaction is expected to close sometime in the fourth quarter and will require a shareholder vote from NYRT shareholders. As Randy mentioned, the deal has already been approved by the required JBG fund advisory committee or limited partners.

In the coming days and weeks, Matt, David, James, Randy and I will make ourselves available by phone or in person to current and potential investors to discuss the transaction in further detail and answer any questions.  Both management teams will be attending the NAREIT conference and intend to take full advantage of that opportunity to facilitate introductions and Q&A regarding this opportunity.

Now I would like to introduce Matt Kelly who will provide an overview of the JBG Companies and the Combined Company’s go-forward strategy.

Matthew Kelly:

Thank you Mike… and thank you all for listening today.  I’m Matt Kelly and I’ll be the CEO of the combined company.

Much of what we will cover here is included in the New York REIT 8-K that was released today.  While the release of this much information may be somewhat uncommon at this early stage of a transaction, we are doing so in an effort to provide investors with complete information and an abundance of time to understand the transaction and the JBG story.  As you will come to learn this approach is consistent with our company’s long history of transparency and investor friendliness.

For those who don’t know us, JBG is one of the leading real estate investment companies in the DC metro area and we own one of the largest high-quality portfolios of urban-infill mixed-use assets in the region.  We manage a vertically integrated platform with retail, multifamily and office experts capable of executing every aspect of investment, management and development to produce outsized investor returns.  We manage over $5 billion of equity capital and have been one of the most active investors in this market since 1960.

With deep expertise in all urban product types we are the most active and experienced pure play mixed-use operator in our market and have consistently outperformed with a strategy focused on concentrated urban infill investment and value creation.

Our focus on mixed-use “place-making” driven projects in the path of growth has allowed us to create a portfolio of some of the most sought after assets in our market with significant near-term and long-term embedded potential for future growth.

With 72 operating assets, 20 construction and predevelopment assets and a 15M SF land bank, we control one of the largest, most concentrated, premium-quality mixed-use portfolios in the market.  Approximately 90% of our assets are inside the beltway or metro-served and roughly 80% of our portfolio was built or renovated after 2005.

Since our founding over 50 years ago we have managed the succession of 4 generations of leadership.  Our culture of transparency, collaboration and alignment enables us to attract and retain top talent throughout the organization and is the primary reason for our long track record of significant outperformance for our investors.  This is also why the Washington Post recently named JBG the #1 company to work for in Washington and why JBG is one of the ONLY real estate fund manager globally to receive a perfect score from Preqin Limited in each of the past 5 years for consistent top quartile performance in reported funds dating back to 1999.

Having managed closed-end discretionary funds for 17 years our DNA is that of disciplined investors with a relentless focus on maximizing value.

Historically our investors have consisted of well-known university endowments, foundations and high-net-worth individuals and we have had remarkably consistent investor participation from one fund to the next.

We have raised $3.7 billion of equity across 9 discretionary, closed-end funds and made over 250 discreet investments since 1999.

We have fully realized 132 of those investments representing $1.1 billion of our invested equity producing an IRR of over 36% and a 2.3x equity multiple.

These returns reflect our disciplined approach to capital allocation and our careful strategy of seeking investments that offer asymmetric risk-return profiles.  We carefully avoid binary risks and are known for our contrarian approach throughout market cycles.  These returns are as much a function of what we have done right as they are a reflection of what we have avoided and when we have exercised discipline and elected to pull back.

We attribute our investment success to a number of differentiating factors.

We are the only pure-play, mixed-use, urban operator in our market and we’ve been pursuing this strategy long before it became the prevailing trend that it is today.  Having built an enterprise around a mixed-use product focus and research driven ability to identify growth trends has put us and our portfolio in the cross-hairs of the demographic and living trends driving modern urbanization that we believe will persist for decades to come.

Mixed-use and diversified are not the same thing.  Our strategy for value creation and outperformance in mixed-use projects relies upon something that we call “placemaking”.  Placemaking involves strategically mixing high-quality multi-family and commercial buildings across a single project or series of phased projects with anchor, specialty and neighborhood retail in a high density, thoughtfully planned and curated public-space environment.

This approach not only creates synergies across uses, but ultimately produces the brand of unique, amenity-rich walkable places that tenants and investors demand.  These investments are typically more resilient throughout the cycle and our multi-product expertise allows us to control all aspects of our real estate without the need to introduce cumbersome operating partnerships that ultimately erode control and destroy value.

When single-use “specialists” try to do this they’re forced to rely on joint ventures with operating partners creating divergent objectives and costly misalignment that creates a sum of the parts worth less than the whole.

We deploy this strategy in urban submarkets that lie in the path of infill growth and which we believe hold long-term sustainable investment value.  While we aren’t always the first ones in taking pioneer risk, we are often the ones to follow in scale and accelerate the pace of change in emerging growth neighborhoods.

Our approach to value creation focuses on the avoidance of downside risk above all else.  While construction and development will represent less than 10% of the combined company’s assets by value, it is a substantial source of growth for us and we are careful to avoid its often attendant risks.  Through options, ground leases and long term contracts our access to value creation opportunities is often structured in a manner that avoids binary outcomes but still enables us to capitalize on upside opportunities when they arise.

As an active player in the private capital markets we have deep relationships and decades of experience in accessing strategic joint-venture capital as a source of lower-cost equity at times when market conditions make this an efficient means of allocating capital without undue loss of operating control.

Finally, we are known for having a dynamic, high-energy and collaborative culture with participation in the financial performance of our business that runs deep into the organization.  This alignment allows us to attract and retain the best people who produce better results over time.

So, Why New York and why New York REIT?

Our ability to create value by energizing urban environments is not market specific as much as it depends on specific market characteristics.  JBG has, for over a decade, explored expanding into markets where we see demand for the type of mixed-use product in which we specialize and where we see a relative lack of truly integrated mixed-use competitors, especially in emerging growth submarkets.

DC and New York share many characteristics including high population density, highly educated workforces that draw talent and diverse job growth dynamics.  These qualities make both cities first tier destinations for business, talent and long term growth.  In addition, we often see complementary cyclical behavior between the two markets and where we see New York being much farther along in its recovery from the market bottom we believe Washington is only now beginning to emerge from the of depths of the Great Recession.

For these reasons, New York has always been the clear front runner in our expansion plans and we had been actively formulating our New York roll out when this opportunity arose.

The New York REIT opportunity arose at a time when JBG had also been pursuing its own IPO process and it enables us to achieve scale in New York instantly and provides an in-place team with intimate knowledge of and history with the Company’s assets.   In addition, the portfolio’s near-term stability affords us time to build a team with the requisite skill set to plan our expansion into more of the mixed-use, placemaking-driven investing that has proven so successful in Washington.

While this portfolio is currently almost entirely office, we will not remain an office only competitor in New York.  We will bring the same competitive advantages that being a mixed-use operator affords us in Washington.  Rather than a single asset class driven strategy, our future growth plans in New York will focus instead on the same sort of placemaking driven mixed-use opportunities for which we are known in Washington, where, incidentally, we compete with New York operators all the time.  This will take time and will require the addition of selected local product specialists to the team in New York, but it will be the cornerstone of our future growth plans in that market.  The scale of this combination will enable us to pursue this strategy more rapidly and with greater efficiency than a stand-alone approach.

Our collaborative company culture and willingness to reward talent with deep economic alignment and participation has produced a team with many years of shared experience.  The vast majority of the JBG ownership group has spent the bulk of their careers with the company and the current management team has been running the business since 2008.  This group represents the 4th team to whom leadership has been transitioned since the firm’s founding in 1960 and, as you can see by the age and tenure of the group we have plenty of runway to ensure continuity for many years to come.

David Paul, James Iker and Brian Coulter and I will form the senior team of the combined company.  While James is to be our Chief Investment Officer he will also serve as Interim

Chief Financial Officer until we hire a permanent CFO post-closing.  This timing will enable us to attract the best candidate with a focus on someone known to the markets and with deep public REIT experience.

Rob Stewart and Mike Glosserman will be co-chairs of the board.

Ranking among the highest inside ownership of any public REIT the JBG team will own approximately 15% of the combined company’s equity providing outstanding alignment of interests with our investors.  The broader JBG team (including senior management listed here and others senior members of the team) will have the vast majority of its net worth invested in the company even further enhancing shareholder alignment and focus.

As we have done in the private market for the past 56 years we will implement a best-in-class governance structure.

Of the 9 members of our board 6 will be independent and they will all receive 100% of their compensation in the form of company stock.  In addition, we expect many of them to make meaningful personal financial investments in the stock as a signal of support for the Company.

Our board will be non-staggered and our charter will include shareholder friendly anti-takeover provisions, including opting out of MUTA.

Since JBG will be new to the public markets we have made a concerted effort to include board members with current public REIT experience, including Mike Barnello, the CEO of LaSalle Hotels and Scott Estes, the CFO of WellTower.

In addition, our largest investor, the Yale University Endowment, which will own approximately 10% of the combined company’s stock at closing, has accepted our invitation to have Alan Forman join our board, a clear reflection of their support of this strategic move and for the company going forward.

We are also pleased to have Jamie Behar, former head of real assets for General Motors Asset Management and Randy Read, current independent Chair of New York REIT slated to join our board.

Finally, Glenn Hutchins, co-founder of Silver Lake will join the board as Lead Director.

We are excited to have assembled such a terrific group of individuals and believe that this will enable us to continue in our tradition of providing our investors with best-in-class management and governance.

Turning to the specifics of the transaction and the combined company…

This combination will create a company with a Total Enterprise Value of over $8 billion and an equity market capitalization of approximately $4.8  billion.

In addition to the $51 million of cash shown here as of March 31, 2016, the JBG side will be contributing approximately $140 million of cash in conjunction with the closing which will provide liquidity and deleveraging and will complement the approximately $1.5 billion credit facility for the combined company.

As of Q1 2016, the combined company would have approximate Net Debt of just over $3.6 billion representing a ratio of roughly 43% Net Debt to Total Enterprise Value, using the recent closing stock price.

In addition to creating immediate scale benefits for both companies, the combination brings together two very complementary portfolios.

Where New York consists of stable, long-term leased, but relatively low-growth income streams, DC provides an even larger, stable base of primarily credit income with meaningful in-place rent growth PLUS tremendous upside in the form of a trophy-quality construction and development pipeline.

In addition to JBG’s 72 operating assets, of which approximately 80% were built or renovated since 2005, we own 8 assets currently under construction and 12 others which will be ready to commence construction within the next 12-18 months.  Combined with the company’s 15 million square foot land bank the company will be well-positioned to offer investors stability, credit, term and considerable NOI growth.

The combined company will offer investors one of the best located portfolios within two of the most dynamic gateway markets in the world.

For decades now, JBG’s strategy has been to focus on making investments in high growth, high-barrier-to-entry submarkets.  We seek out new investment opportunities in the path of growth and look to control assets and sites for repositioning or development when growth arrives.

Combining with New York REIT provides investors in both companies an opportunity to expand to a complementary, liquid, and dynamic additional gateway city while also combining strong in-place income with great growth potential.

With strong and growing tenant demand on the west side of Manhattan and the continued expansion of the creative and technology driven tenant markets, we believe that New York REIT’s portfolio is extremely well-positioned.

In addition, JBG strategy has been focused on infill submarkets in the path of growth with access to amenities and mass transit where demand for placemaking driven mixed use product is strong.

We believe this combination creates a company that offers the best of both markets in scale and offers strong risk-adjusted growth potential for investors, on both a near-term and a long-term basis.

Now I’ll turn it over to David Paul, to dive deeper into some of the details of the combined portfolio.

David Paul:

Thanks Matt and hello everyone.  This is David Paul and as Randy & Matt outlined earlier, I will be President and Chief Operating Officer of the combined company.

We are very enthusiastic about the merger of JBG and NY REIT as it creates an exciting combination of 2 existing, stable portfolios paired with a strong growth pipeline focused in urban, infill, mass transit-accessible locations.

Let’s take a more detailed look at the components of the merged company.  NY REIT, as a standalone entity, encompasses 18 assets.  This portfolio totals almost 3.2 million sf, is over 96% leased with an average lease term over 9 years and is exclusively located in NY City.

JBG on the other hand brings 72 operating assets totaling over 11 million sf with an average occupancy over 90%.  93% of JBG’s current NOI is generated by the office and residential portfolio.  And while the retail component only provides 7% of the portfolio NOI, the impact this differentiated retail has on driving premium rents in both the office and residential portfolio makes this retail a key element in our placemaking strategy.

JBG also delivers a pipeline of 8 under construction trophy quality assets totaling 1.2 million sf including a 65% pre-leased trophy office building as well as 4 new, class-A residential assets.  100% of these assets are inside the beltway or metro served.

In addition, JBG brings a pre-development pipeline of 12 office, residential and retail assets totaling 1.4 million sf that are almost all fully entitled and ready, if we choose, to begin construction within the next 12-18 months. 97% of this sf is located inside the beltway or is metro served.

And finally, JBG brings to the merger 2 other unique attributes.  First, we own a significant land bank of over 41 land parcels with total development potential of almost 15 million sf in some of the highest job-growth, infill submarkets around Washington.

And second, we have a mature and developed strategic capital third party management business that generates significant fee revenue and scale for the combined company that James Iker will detail in a few minutes.

Another benefit of the combination is the significant increase in scale of the company.

The combined company total enterprise value exceeding $8 billion will allow us to internalize the management of the NY assets and bring to bear in Manhattan JBG’s place making platform that has been very effective in driving asset value and returns in Washington, DC.

And the merger increases the opportunity set of assets available for sale or recapitalization in order to enhance the combined company balance sheet.

Let’s take a deeper dive into the components of the combined company asset base and focus first on the stability of the new company portfolio.

Together, the company will own over 90 operating assets with 87% of the combined company NOI generated from the office & retail portfolio with the balance generated from the operating residential portfolio.

The combined company office and retail portfolio is over 93% leased with an average lease term of over 8 years and a very manageable lease rollover schedule over the next 5 years.

The US Government generates almost 30% of the combined company rent with the bulk of this revenue generated from 4 GSA-occupied assets totaling just under 3.5 million sf that were all built or renovated by JBG between 2006 and 2015, including the 1.5 million sf Department of Transportation headquarters building.

These GSA assets have an average lease term of over 9 years and none of the leases are subject to annual government appropriations clauses.

And unlike many other traditional GSA leases, the Dept of Transportation lease includes contractual 2% annual rent increases.

Not reflected on this slide but important to note is that our 15 asset residential operating portfolio is over 95% leased and 13 of the 15 assets are located inside the beltway or are metro served.

The merged company also has a compelling growth profile with potential incremental NOI opportunities of $150 million within the DC portfolio.  Let’s dissect the components of this growth.

We have $20 million of contractual NOI growth derived from 46 signed but not yet commenced leases along with the burn off of free rent from existing in place tenants.

I would note that the portfolio provides further contractual rent upside as these figures do not incorporate the contractual rent bumps from existing leases for both the NY and DC operating portfolio that are a part of many of the combined company commercial leases.

We could see an additional $15 million of incremental NOI growth through the lease up of our existing operating buildings and recently delivered or renovated assets to the average submarket occupancy or competitive set rents.

Our current pipeline of 8 under construction assets are anticipated to drive $49 million of NOI growth with an incremental cost to complete of $392 million.

•                  $14 million of this estimated incremental NOI is generated by the already signed Corporate Executive Board lease that will anchor 65% of the CEB Tower.

•                  The remaining space left to lease in this trophy office building is the most attractive, top floor space, floors 21-28 of the building, with unparalleled views of the Washington DC mall corridor.

•                  The remainder of the assets in this under construction category are infill, class A residential and retail assets.

And finally, we have a pipeline of entitled pre-development assets that we could elect to put into production beginning in the next 12-18 months.

If we do elect to make these investments and put these assets into production, this pre-development pipeline offers potentially $67 million of NOI growth with an estimated $680 million of incremental cost to complete.

And the DC portfolio also brings to the combined company a 41 asset land bank that represents almost 15 million sf of future development opportunities.

•                  This land bank allows the company to control significant upside land opportunities with low carrying cost, limited downside and flexibility to put these assets into production when the market provides attractive risk adjusted returns.

While we will first and foremost focus on executing our strategic plan of delevering the company and executing on the organic growth pipeline, the company has several long term and attractive sources of future growth potential.

•                  The company has the opportunity to leverage the JBG team’s experience and success securing over 3 million sf of GSA built to suits to pursue the pipeline of future government requirements that appears to have pent up demand.

•                  And over the long term, we plan to identify and pursue attractive asset acquisition opportunities in both DC and NY to drive future NOI growth as compelling opportunities emerge.

I will now turn it over to James Iker.

James Iker:

Thanks Dave.  Hello everybody, this is James Iker and I will be the Chief Investment Officer and Interim Chief Financial Officer for the combined company.

In addition to the $8.4 billion enterprise value of the combined company, JBG will also continue to manage nearly $6 billion of third party assets after closing through what we refer to as our Strategic Capital Business.  This includes more than $4 billion of asset value through ventures with third party capital and another $1.8 billion from JBG’s legacy fund assets.

Our Strategic Capital Business produces Development, Property Management, Leasing, and Asset Management Fees for the REIT.  After internalizing the JBG management platform and excluding all fees for assets that are being contributed to the combined company, we estimate retaining approximately $49 million of annual revenues from our Strategic Capital Business at closing.

This is a key component of our business model and is a differentiator that allows us to opportunistically access private market capital and enhance returns through joint ventures.  It allows for the flexibility to source capital that is priced at NAV, and is particularly valuable at times such as now, when public market conditions would cause the issuance of equity to be substantially dilutive.

We realize that our use of Strategic Capital creates a layer of complexity, however, our operating and development expertise allows us to maintain substantial control over our projects and decision-making. The increased scale of our combined portfolio plus our Strategic Capital Business also creates enhanced market knowledge, buying power, and operating efficiencies across all product types.

We believe our development and mixed-use placemaking expertise are unique among REITs and our Strategic Capital Business allows us to maintain predictable and stable income streams to support these high value groups throughout market cycles and at substantially reduced net cost to the REIT.

Slide 21 is a snapshot of our potential combined balance sheet and debt profile as of the end the 1st Quarter 2016.

The transition of JBG from a private equity fund manager to a public REIT manager allows us to deliver long-term, conflict-free value to our shareholders through a larger portfolio of stabilized properties.

And while we have a well-staggered debt maturity schedule with more than 42% of our current debt maturing in 2021 or later, at closing, we also intend to put in place a new $1 billion credit facility with an accordion feature for an additional $500 million.  This facility will be used to repay NY REIT’s existing credit facility and the majority of our 2017 debt maturities, which will vastly reduce our near term liquidity risk.

Additionally, we are currently underway with a number of potential sales and we expect to execute more than $300 million in asset sales prior to closing that will also be used to pay down debt.

To fund our near-term growth, we have in-place project level loans for each of our 8 assets under construction with a total additional capacity of more than $300 million.

And we also intend to work with joint venture partners to raise capital for development either currently under construction or anticipated to begin in the near term.  We have longstanding relationships with some of the most sophisticated, well-funded investment partners in the business, and we are currently in advanced discussions with several groups who would make substantial equity investments through ventures with us on office and multi-family build-to-core portfolios.

At an implied market capitalization of $8.4 billion and Net Debt of approximately $3.6 billion, we are leveraged at approximately 43% Loan to Value.

We believe our current leverage levels are reasonable, but we also understand the benefits of a more conservative balance sheet as a public company.

We have substantial embedded growth and we intend to do more development than typical REITs and we recognize that this should also tilt us toward lower leverage targets over time as we execute our strategy.

As we mentioned earlier, the closing of this transaction will also allow us to right-size NY REIT’s dividend to a sustainable level and to retain cash for higher growth and additional deleveraging.

Our history is one of being conservative and managing risk carefully, but also of being opportunistic and willing to be contrarian at the right times.  We understand that a more conservative long term balance sheet is a priority and will be focused on it from the outset.

Slide 22 reflects our leverage levels using Debt/EBITDA metrics.  While our Net Debt to Total Enterprise value represents leverage of approximately 43%, our portfolio also consists of high value assets in gateway markets that, appropriately, trade at low cap rates.  As a result, in terms of Debt/EBITDA metrics, we do expect to be at the higher end of leverage for REITS at closing.

Using management’s current estimates of Net Debt and EBITDA for the combined company, we estimate leverage at closing to be in a range of 11-12x.

JBG has a number of projects currently under construction which are not yet income producing, but many of these are either multifamily rental product or substantially preleased office projects.  If the debt associated with projects under construction is excluded, a Development Adjusted Multiple of Net Debt to EBITDA would be in the range of 9.5 — 10.5X at closing.  We expect income from these development projects to deleverage our balance sheet organically by 2-2.5X EBITDA as those construction projects deliver and stabilize over the intermediate term.

In addition to reducing leverage through organic growth and the delivery of our Development Pipeline, we are currently planning asset sales and joint ventures for select assets of both companies.  As Matt discussed earlier, JBG has a demonstrated history of asset sales at opportune times.  As owners of nearly 15% of the combined firm, we will have no disincentive to shrink by selling assets outright when it is in the best interest of value.  Over time, we anticipate executing joint ventures and sales from non-strategic assets to deleverage by a further 2 — 2.5X to reach a 7-8X Debt to EBITDA level over the intermediate term.

It is important to note that we believe we will be in a position to do all of this without balance sheet pressure to sell assets for less than full value or to issue equity through public markets if doing so would be dilutive to shareholder value.

On the other hand, if public markets fully value our stock over time, we would anticipate deleveraging even further.

Slide 23 provides additional insight into our intermediate-term balance sheet strategy.

The added scale and flexibility of our combined portfolio will allow us to deleverage thoughtfully over time through asset sales and joint ventures with private capital.

JBG and NY REIT are already in the market or will be shortly with certain assets for sale.  These include assets such as the Viceroy hotel in the NY REIT portfolio or 800 N Glebe and 1025 Thomas Jefferson in the JBG portfolio.

We will be adding others to this list, but expect to arrive at closing with cash available from a number of sales to produce immediate deleveraging.

Through a preliminary review of our combined portfolio, we have identified more than $3 billion of assets which we believe could be reasonable candidates for sale.

Importantly, we would only need to sell $1.5 billion $2 billion over time to reach target levels of 7-8X Debt/EBITDA.

We would intend to focus our sales strategy around assets that are not core to our mixed-use placemaking strategy.

This could include assets such as Suburban non-core retail, suburban Class B Residential, Suburban GSA office, and select urban office and multifamily assets.

Finally, we continue to see strong demand from the private sector for ventures in both build-to-core office and multifamily portfolios.

Many large private investors view JBG as a unique opportunity to make investments in prime portfolios early in the development process where they can earn premium yields and less buyer competition.

On the other side, JBG receives the benefit of capital valued at full NAV plus earns fees and promotes to help maintain balance sheet flexibility while retaining upside.  As I mentioned earlier, all future fees and promotes accrue to the benefit of the REIT and will enhance shareholder returns.

Now I’ll turn it back over to Matt to wrap things up. . .

Matthew Kelly:

Thanks James… We’ve covered a lot of ground here and laid out a number of performance targets and growth objectives.  I’ll organize them in terms of our priorities and how we intend to focus our energy post-closing.

Of course we must master the details before we can pursue our big picture strategic goals, so day one will be integrating the two companies — both people and systems to make for a seamless transition.  I’ll cover the details of that process in a moment.

As for the larger items, our top priority, above all others, will be to de-lever the company’s balance sheet by completing non-core asset sales and recapitalizations with a goal of achieving a long-term leverage target of 7.0x-8.0x Debt/EBITDA.

We will continue to execute on our construction pipeline and will pursue growth opportunities embedded in our pre-development pipeline as market conditions dictate.  Given where we are in the cycle in Washington we believe most of these will be well received by the market, but we intend to preserve maximum optionality on each project until we’re ready to put a shovel in the ground.

Our long-term goal of capitalizing on our land bank and growing our mixed use presence in the New York market will require the immediate and ongoing investment of resources and we will be focused on these as high priorities with the expectation that they will take time to bear fruit but will position us for long-term growth and sustained outperformance.

Touching on the specifics of our integration plan, it will involve several components:

Our immediate priority will be integrating the existing portfolio and team into the JBG platform.  Todd Rich, the current JBG Partner who oversees our Washington office portfolio will dedicate 100% of his time to facilitating this integration.   Todd built an asset management platform at Tishman Speyer and has extensive experience in the New York market.  We expect this transition to occur quickly and it will be our number one operational focus post-closing.

•                  This will involve integration of asset level accounting and financial reporting as well as training the in-place New York team on JBG systems and incorporating them into our company culture and approach.

•                  We will internalize most of the in-place external team at closing.  The current team splits their time across multiple externally managed vehicles.  We have already made offers of employment to these individuals and expect them to become dedicated members of the JBG team focused only on this portfolio.  The one exception will be Mike Happel (the current CEO) who will become a consultant to the company during the transition period.  All of these people will terminate any involvement or affiliation with the external manager at closing.

•                  Subsequent to the initial integration Todd will also oversee the build out of an in-house property management team so that we can internalize this function to realize additional operational synergies and cost savings.

In addition, our senior management team will oversee the search for a dedicated head of our New York operation with a particular focus on multi-product expertise.  This person will have spent their career in New York and will live full-time in that market.  They will be the first of a handful of selected individuals required to implement our long-term strategy of pursuing a mixed-use focused growth trajectory in New York.

In closing, we believe that this transaction is compelling for several reasons:

It creates a best-in-class, pure-play, mixed-use REIT with scale, depth and one of the best combined portfolios of high-quality assets across two of the most dynamic real estate markets in the world.

It converts an externally managed vehicle to an internally managed structure with a dedicated team of proven professionals with a top-tier track record of investment performance.

•                  With approximately 15% inside ownership, a broad and deep bench of management expertise and a best-in-class board with shareholder friendly governance the combined company will be well positioned to maximize shareholder value.

It provides investors with a baseline of stable and growing, primarily-credit income streams and considerable near-term growth through the completion of the identified construction and development pipeline.  In addition, it affords investors long-term access to future organic growth through a well-located trophy-quality land bank and the ability to expand JBG’s proven model for mixed-use value creation to the New York market.

Having successfully grown an enterprise dedicated to investing in and creating mixed-use, amenity-rich real estate in dynamic, urban environments we are excited to consummate this transaction and continue growing the combined platform in that direction.

We appreciate your time today and we hope to meet all of the company’s current and potential stakeholders in the very near future.  Thank You.